Exhibit 99.1

BioSig Selects Plexus Corp. as its Manufacturing Partner

Global leader in complex product design, supply chain, manufacturing, and aftermarket services to support the Company’s growth

Westport, CT, September 28, 2021 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company entered into a manufacturing and professional services agreement with Plexus Corp. [Nasdaq:PLXS].

Headquartered in Neenah, Wisconsin, Plexus Corp. counts healthcare and life sciences as one of its largest market sectors representing nearly 40% of annual revenue. Under the terms of the newly reached agreement, Plexus will bring to market the PURE EP™ System, the Company’s signal processing technology for arrhythmia care, and develop a new product pipeline for BioSig’s subsidiary NeuroClear Technologies, Inc.

“We are fundamentally proud to partner with Plexus on our mission to advance therapies through technological innovation. Their engineering and manufacturing capabilities and outstanding expertise in building complex medical devices make Plexus a foundational cornerstone to support BioSig’s growth objectives now and well into the future. The recent release of our clinical data has increased physician interest in our technology. We believe that the post-pandemic recovery in elective procedures will further drive our installation footprint, and we are confident that Plexus’ first-class operational infrastructure will ensure a quality supply of the PURE EP™ systems to meet growing market needs,” commented Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

“We are proud to partner with BioSig in helping to bring their PURE EP™ System to market. The PURE EP™ System is an innovative, breakthrough device that will greatly improve the healthcare opportunities for physicians and patients alike. Through this partnership, we look forward to furthering our vision of helping create the products that build a better world,” commented Michael Tendick, Vice President – Healthcare and Life Sciences Market Sector, Plexus Corp.

The PURE EP™ is an FDA 510(k) cleared non-invasive class II device that aims to drive procedural efficiency and efficacy in cardiac electrophysiology. To date, over 60 physicians have completed over 1300 patient cases with the PURE EP™ System across twelve clinical sites.

The Company recently completed its first multi-centered, prospective clinical trial and presented preliminary clinical data during the annual Heart Rhythm 2021 convention in July in Boston, MA.

The Company is in a focused commercial launch of the PURE EP™ System in the Northeast, Texas, and Florida and counts some of the country’s leading centers of excellence, including the Mayo Clinic in Rochester, MN, and St. David’s Medical Center in Austin, TX, among its customers.

About Plexus Corp.

Since 1979, Plexus has been partnering with companies to create the products that build a better world.  Plexus has a team of over 19,000 individuals who are dedicated to providing Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing and Aftermarket Services.  Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments.  Plexus delivers customer service excellence to leading companies by providing innovative, comprehensive solutions throughout a product’s lifecycle.  For more information about Plexus, visit its website at www.plexus.com.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP (tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119